Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD QUARTER 2017 RESULTS

Higher results in Europe and Latin America lead to
double-digit increase in earnings per share

PERRYSBURG, Ohio (October 23, 2017) – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ended September 30, 2017.

•                  For the third quarter, earnings from continuing operations were $0.77 per share (diluted), up 13 percent compared with $0.68 per share in 2016, primarily driven by improved segment operating profit in Europe and Latin America, and lower interest and tax expense.

•                  Net sales were $1.8 billion, an increase of almost 5 percent compared to the prior year third quarter, primarily due to favorable currency translation. Price increased 1 percent on a global basis, while shipments were on par with the prior year.

•                  Earnings from continuing operations before income taxes were $172 million, an increase of 12 percent compared with the same period in 2016.

•                  Segment operating profit of reportable segments(1) for the third quarter of 2017 was $260 million, an increase of 10 percent compared with prior year. Notable gains were reported in Europe and Latin America which more than compensated for external weakness in North America. Europe benefited from a favorable sales mix, a currency tailwind and the receipt of an energy credit, as expected. The increase in Latin America was driven by a 7 percent increase in shipments including double-digit gains in Brazil and a reduction in total systems cost.

•                  Strategic initiatives in commercial programs and end-to-end supply chain management continue to generate benefits as planned. Total systems cost improvements generated approximately $8 million in cost savings during the third quarter.

•                  With respect to full year guidance, the Company is narrowing its range for earnings and reaffirming its target for cash flow.

•                  The Company agreed to expand its 50-50 joint venture with Constellation Brands. The joint venture operates a glass container production plant in Nava, Mexico that provides bottles exclusively for Constellation’s adjacent brewery. The newly-expanded relationship provides for the addition of a fifth furnace at the plant and extends the term of the joint venture agreement ten years, to 2034.

(1)  Segment operating profit of reportable segments (“segment operating profit”) is a non-GAAP financial measure. See tables included in this release for a reconciliation to the most directly comparable GAAP measures.

“We are seeing significant progress on O-I’s transformation to deliver increased sustainable shareholder value as we continue to execute on our strategy with focus, discipline and accountability,” said Andres Lopez, CEO. “Our rigorous approach is implemented by an entire organization focused on maximizing performance at the enterprise level and incentivized under a single set of metrics. In the quarter, O-I demonstrated its resiliency in the face of well-known, challenging external conditions in the Americas by delivering a seventh consecutive quarter of earnings results in line with, or exceeding, our guidance.”

Commenting on the strategic partnership with Constellation, Andres Lopez continued, “We are excited about the growth that will be enabled through our continued and expanded relationship with Constellation.  This investment will allow both companies to realize additional attractive opportunities in Mexican beer exports to the U.S, leveraging the success at the joint venture’s highly-efficient factory in Nava, while bolstering O-I’s relationship with a key strategic customer.”

Third Quarter 2017 Results

Net sales in the third quarter of 2017 were $1.8 billion, an increase of almost 5 percent compared to the prior year third quarter. On a global basis, the improvement in net sales was due to a 1 percent increase in price and favorable currency translation.

In the third quarter, in Latin America, sales volumes increased 5 percent from the prior year mainly due to higher beer and spirits shipments. Shipments in Mexico continue to increase at mid-single digit rates and shipments in Brazil are up markedly, providing further evidence of recovery.

Sales volume in Asia Pacific increased 5 percent in the third quarter, primarily due to higher beer shipments in Australia. In Europe, sales volumes increased 1 percent mainly due to favorable product mix as shipments were flat. Consistent with ongoing trends, North America sales volume declined due to lower shipments, primarily in beer.

The Company continues to mitigate the impact of the ongoing decline in megabeer in the U.S. by positioning itself to benefit from the growing market of U.S. beer imports through its joint venture with Constellation Brands and long-term sales contracts in Mexico. This position has been strengthened through today’s announcement regarding the extension and further expansion of this joint venture.

The Company continues to make solid progress on executing its strategic initiatives. The Company’s focus on total systems cost contributed approximately $8 million in cost savings in the third quarter, leading to a year-to-date total of $26 million.

Segment operating profit was $260 million in the third quarter, 10 percent higher than the prior year third quarter.

•                  Europe reported segment operating profit of $81 million, which was $17 million, or 27 percent, higher than the prior year quarter. Much of the increase was due to the receipt of an energy credit in third quarter of 2017, as expected, whereas Europe received a similar energy credit in the fourth quarter of the prior year. Setting aside the energy credit, Europe is performing well, driven by a favorable sales mix, the benefits of strategic initiatives and the positive impact of currency translation.

•                  Segment operating profit for North America was $75 million in the quarter, a decline of $4 million compared with the third quarter of 2016. Cost inflation was essentially offset by price in the quarter. Lower sales volume, primarily in beer, reduced segment operating profit by $9 million compared to the prior year. Joint venture equity earnings and benefits from total system costs initiatives favorably impacted third quarter performance.

•                  Latin America reported segment operating profit of $84 million, exceeding the prior year quarter by $10 million or almost 14 percent. The region benefitted by $5 million from the increase in sales volumes, primarily in Brazil and Mexico. Favorable currency translation added $3 million compared to the prior year quarter. Inflation in the quarter was essentially recovered by price. The region continues to benefit from successfully addressing total systems costs.

•                  Segment operating profit in Asia Pacific was $20 million, similar to the third quarter of the prior year. Asia Pacific benefited from increased sales volumes, while higher prices compensated for inflation in the quarter. To meet customers’ evolving demand, the region has been undertaking more intra-regional and cross-regional shipments, leading to higher supply chain costs.

Corporate and other costs were $25 million in the third quarter, in line with amounts reported in the first half of the year.

Deleveraging and refinancing actions over the past 12 months are yielding tangible benefits to the bottom line.  Net interest expense in the quarter was $63 million, down $3 million from the third quarter of 2016.

The Company reported third quarter 2017 earnings of $0.77 per share (diluted), exceeding management’s guidance of $0.70 to $0.75 per share, and 13 percent higher than in the third quarter of 2016.

Expansion of Strategic Joint Venture with Constellation Brands

The Company has agreed to expand its 50-50 joint venture with Constellation Brands, Inc. The joint venture, established in 2014, operates a glass container production plant in Nava, Mexico. The plant provides bottles exclusively for Constellation’s adjacent brewery, which brews a leading portfolio of Mexican beer brands for export to the United States, the fastest growing category in beer in the U.S.

The original joint venture agreement included the expansion of the glass production plant from one furnace to four furnaces by 2018. The initial expansion plans have been progressing as scheduled, with three furnaces currently in operation. The fourth furnace is expected to be operational in the first half of 2018.

To meet rising demand from Constellation’s adjacent brewery, the newly-expanded relationship provides for the addition of a fifth furnace, which is expected to be operational by the end of 2019. Following the installation of the fifth furnace, the Nava plant will be the largest, most modern glass container factory in the world.

This capacity expansion, which is estimated to cost approximately $140 million, will be financed by equal contributions from both partners.

In recognition of the strong, value-add contributions from both partners, the term of the joint venture agreement was extended for ten additional years, to 2034.

Outlook

The Company continues to de-risk its pension plans. In the fourth quarter of 2017, the Company intends to annuitize more of its pension plans in North America, which is expected to result in non-cash charges in excess of $100 million.

The Company expects reported earnings from continuing operations attributable to the company (diluted) for the full year 2017 to be in the range of $0.90 to $1.86 per share, which largely reflects variability with respect to the aforementioned pension settlement charges.

Excluding certain items that management considers not representative of ongoing operations, adjusted earnings per share(2) for full year 2017 are expected to be in the range of $2.60 to $2.65, which narrows prior guidance, while modestly increasing the midpoint.

The Company continues to expect cash provided by continuing operating activities for 2017 to be approximately $750 million and adjusted free cash flow(3) to be approximately $365 million. The earnings and cash flow guidance ranges reflect uncertainty in macroeconomic conditions and currency rates, among other external factors.

Conference Call Scheduled for Oct. 24, 2017

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Tuesday, Oct. 24, 2017, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on Oct. 24. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                                                Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

Kristin Kelley, 567-336-2395 – O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s fourth quarter 2017 earnings conference call is currently scheduled for Wednesday, February 7, 2018, at 8:00 a.m. EST.

(2)  See table entitled Reconciliation to Expected Adjusted Earnings – FY17 and 4Q17 Forecasts.

(3)  Adjusted free cash flow is a non-GAAP financial measure defined as cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments (all components as determined in accordance with GAAP). See table entitled Reconciliation to Adjusted Free Cash Flow.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.7 billion in 2016 and employs more than 27,000 people at 79 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense (net), provision for income taxes and is also exclusive of items management considers not representative of ongoing operations. Segment operating profit margin is segment operating profit divided by segment net sales. Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments. Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity. Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity. Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next ten years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline. It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to realize expected growth opportunities, cost savings and synergies from the Vitro Acquisition, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (6) consumer preferences for alternative forms of packaging, (7) cost and availability of raw materials, labor, energy and transportation, (8) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (9) consolidation among competitors and customers, (10) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems, (14) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events relates to asbestos-related claims, (15) changes in U.S. trade policies, (16) the Company’s ability to achieve its strategic plan, and the other risk factors associated with the business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2017	2016	2017	2016

Net sales	$1,791	$1,712	$5,157	$5,060
Cost of goods sold	(1,438)	(1,376)	(4,143)	(4,063)

Gross profit	353	336	1,014	997

Selling and administrative expense	(120)	(121)	(362)	(375)
Research, development and engineering expense	(15)	(16)	(46)	(48)
Interest expense, net	(63)	(66)	(204)	(199)
Equity earnings	22	15	55	44
Other income (expense), net	(5)	5	(61)	(24)

Earnings from continuing operations before income taxes	172	153	396	395

Provision for income taxes	(37)	(36)	(65)	(93)

Earnings from continuing operations	135	117	331	302

Loss from discontinued operations	(2)	(3)	(2)	(6)

Net earnings	133	114	329	296

Net earnings attributable to noncontrolling interests	(7)	(6)	(15)	(16)

Net earnings attributable to the Company	$126	$108	$314	$280

Amounts attributable to the Company:
Earnings from continuing operations	$128	$111	$316	$286
Loss from discontinued operations	(2)	(3)	(2)	(6)
Net earnings	$126	$108	$314	$280

Basic earnings per share:
Earnings from continuing operations	$0.78	$0.68	$1.94	$1.76
Loss from discontinued operations	$(0.01)	$(0.02)	$(0.01)	$(0.04)
Net earnings	$0.77	$0.66	$1.93	$1.72

Weighted average shares outstanding (thousands)	162,866	162,080	162,658	161,744

Diluted earnings per share:
Earnings from continuing operations	$0.77	$0.68	$1.92	$1.75
Loss from discontinued operations	$(0.01)	$(0.02)	$(0.01)	$(0.04)
Net earnings	$0.76	$0.66	$1.91	$1.71

Diluted average shares (thousands)	164,993	163,204	164,440	162,607

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	September 30,	December 31,	September 30,
Unaudited	2017	2016	2016
Assets
Current assets:
Cash and cash equivalents	$339	$492	$294
Trade receivables, net	1,028	580	857
Inventories	1,046	983	1,057
Prepaid expenses and other current assets	254	199	234
Total current assets	2,667	2,254	2,442

Property, plant and equipment, net	3,036	2,880	2,917
Goodwill	2,621	2,462	2,534
Intangibles, net	473	464	490
Other assets	1,202	1,075	1,114

Total assets	$9,999	$9,135	$9,497

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$243	$195	$262
Current portion of asbestos-related liabilities	115	115	130
Accounts payable	1,087	1,135	1,059
Other liabilities	617	615	582
Other liabilities - discontinued operations	115
Total current liabilities	2,177	2,060	2,033

Long-term debt	5,378	5,133	5,333
Asbestos-related liabilities	528	577	643
Other long-term liabilities	977	1,002	973
Share owners’ equity	939	363	515

Total liabilities and share owners’ equity	$9,999	$9,135	$9,497

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Nine months ended September 30
Unaudited	2017	2016
Cash flows from operating activities:
Net earnings	$329	$296
Loss from discontinued operations	2	6
Non-cash charges
Depreciation and amortization	372	372
Pension expense	22	22
Restructuring, asset impairment and related charges	48	19
Cash payments
Pension contributions	(28)	(15)
Asbestos-related payments	(49)	(45)
Cash paid for restructuring activities	(30)	(20)
Change in components of working capital	(601)	(320)
Other, net (a)	(26)	(89)
Cash provided by continuing operating activities	39	226
Cash utilized in discontinued operating activities	(2)	(6)
Total cash provided by operating activities	37	220

Cash flows from investing activities:
Additions to property, plant and equipment	(292)	(310)
Acquisitions, net of cash acquired	(37)	(45)
Net foreign exchange derivative activity		16
Net cash proceeds on disposal of assets	14	57
Cash utilized in continuing investing activities	(315)	(282)
Cash provided by discontinued investing activities	115
Total cash utilized in investing activities	(200)	(282)

Cash flows from financing activities:
Changes in borrowings, net	23	(31)
Issuance of common stock and other	(5)	5
Distributions to noncontrolling interests	(9)	(10)
Payment of finance fees	(23)	(3)
Cash utilized in financing activities	(14)	(39)
Effect of exchange rate fluctuations on cash	24	(4)
Change in cash	(153)	(105)
Cash at beginning of period	492	399
Cash at end of period	$339	$294

(a)         Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2017	2016	2017	2016
Net sales:
Europe	$624	$586	$1,813	$1,795
North America	551	578	1,651	1,709
Latin America	412	365	1,123	1,022
Asia Pacific	188	170	516	487
Reportable segment totals	1,775	1,699	5,103	5,013

Other	16	13	54	47
Net sales	$1,791	$1,712	$5,157	$5,060

Segment operating profit (a):

Europe	$81	$64	$220	$192
North America	75	79	252	247
Latin America	84	74	207	194
Asia Pacific	20	20	51	48

Reportable segment totals	260	237	730	681

Items excluded from segment operating profit:
Retained corporate costs and other	(25)	(18)	(81)	(75)
Items not considered representative of ongoing operations (b)			(49)	(12)

Interest expense, net	(63)	(66)	(204)	(199)
Earnings from continuing operations before income taxes	$172	$153	$396	$395

Ratio of earnings from continuing operations before income taxes to net sales	9.6%	8.9%	7.7%	7.8%

Segment operating profit margin (c):

Europe	13.0%	10.9%	12.1%	10.7%
North America	13.6%	13.7%	15.3%	14.5%
Latin America	20.4%	20.3%	18.4%	19.0%
Asia Pacific	10.6%	11.8%	9.9%	9.9%
Reportable segment margin totals	14.6%	13.9%	14.3%	13.6%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Reference reconciliation to adjusted earnings and constant currency.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Europe	North America	Latin America	Asia Pacific	Total
Net sales for reportable segments- 3Q16	$586	$578	$365	$170	$1,699
Effects of changing foreign currency rates (a)	33	1	14	5	53
3Q16 at constant currency	619	579	379	175	1,752
Price		7	13	4	24
Sales volume & mix	5	(35)	20	9	(1)
Total reconciling items	5	(28)	33	13	23
Net sales for reportable segments- 3Q17	$624	$551	$412	$188	$1,775

	Europe	North America	Latin America	Asia Pacific	Total
Segment operating profit - 3Q16	$64	$79	$74	$20	$237
Effects of changing foreign currency rates (a)	4	(1)	3		6
Segment operating profit at constant currency - 3Q16	68	78	77	20	243
Price		7	13	4	24
Sales volume & mix	1	(9)	5	2	(1)
Operating costs	12	(1)	(11)	(6)	(6)
Total reconciling items	13	(3)	7	—	17
Segment operating profit - 3Q17	$81	$75	$84	$20	$260

(a)        Currency effect on net sales and segment operating profit determined by using month-end foreign currency exchange rates in 2017 to translate 2016 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended September 30		Nine months ended September 30
Unaudited	2017	2016	2017	2016

Earnings from continuing operations attributable to the Company	$128	$111	$316	$286
Items impacting other expense, net:
Restructuring, asset impairment and other charges			49	19
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government				(7)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees			17
Items impacting income tax:
Tax expense (benefit) recorded for certain tax adjustments			(20)
Net benefit for income tax on items above			(12)	(4)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above			(4)	2
Total adjusting items (non-GAAP)	$—	$—	$30	$10

Adjusted earnings (non-GAAP)	$128	$111	$346	$296

Currency effect on earnings (2016 only)(a)		3		3

Adjusted earnings on a constant currency basis (2016 only) (non-GAAP)		$114		299

Diluted average shares (thousands)	164,993	163,204	164,440	162,607

Earnings per share from continuing operations (diluted)	$0.77	$0.68	$1.92	$1.75
Adjusted earnings per share (non-GAAP)	$0.77	$0.68	$2.10	$1.82

Adjusted earnings per share on a constant currency basis (non-GAAP)		$0.70		$1.84

(a)         Currency effect on earnings determined by using month-end foreign currency exchange rates in 2017 to translate 2016 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY17 and 4Q17 Forecast

(Dollars in millions, except per share amounts)

	Current Guidance
	Forecast for Year Ended December 31, 2017			Forecast for Three Months Ended December 31, 2017
Unaudited	Low End of Guidance Range		High End of Guidance Range	Low End of Guidance Range		High End of Guidance Range

Earnings (loss) from continuing operations attributable to the Company	$149	to	$307	$(167)	to	$(9)
Items management considers not representative of ongoing operations:(a)
Expected pension settlement charges (estimate)	$250		$100	$250		$100
Restructuring, asset impairment and other charges(b)	49		49
Charges for note repurchase premiums and write-off of finance fees(b)	17		17
Tax expense (benefit) recorded for certain tax adjustments	(20)		(20)
Net benefit for income tax on items above(b)	(12)		(12)
Net impact of noncontrolling interests on items above(b)	(4)		(4)
Total adjusting items (non-GAAP)	$280		$130	$250		$100

Adjusted earnings (non-GAAP)	$429	to	$437	$83	to	$91

Diluted average shares (thousands)	165,000		165,000	165,000		165,000

Earnings (loss) per share from continuing operations (diluted)	$0.90	to	$1.86	$(1.01)	to	$(0.05)
Adjusted earnings per share (non-GAAP)	$2.60	to	$2.65	$0.50	to	$0.55

(a)                                 The items management considers not representative of ongoing operations does not include an adjustment for asbestos-related costs. The adjustment for asbestos-related costs, if any, will not be determined until the company completes its annual comprehensive legal review in the fourth quarter.

(b)                                 Includes management decisions through the third quarter of 2017. Further actions may be taken in 2017.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow

(Dollars in millions, except per share amounts)

Unaudited	2015	2016	2017

Cash provided by continuing operating activities	$612	$758	$750
Additions to property, plant and equipment	(402)	(454)	(500)
Asbestos-related payments	138	125	115
Adjusted free cash flow (non-GAAP)	$348	$429	$365

Cash utilized in investing activities	$(2,748)	$(417)	(c)

Cash provided by (utilized in) financing activities	$2,057	$(228)	(c)

(c)                                  Forecasted amounts for full year 2017 are not yet determinable at this time.